Exhibit 99.1

KEANE

NEWS RELEASE

Contact:	Margo Nison
Keane Public Relations
(617) 241-9200 x1272

Albie Jarvis
Porter Novelli
(617) 897-8200

KEANE ANNOUNCES CONVERSION OF CLASS B COMMON STOCK

BOSTON, January 13, 2004—Keane, Inc. (NYSE: KEA), a leading business and information technology (IT) outsourcing firm, today announced that its Board of Directors has voted to convert all outstanding shares of the Company’s Class B common stock into shares of Keane common stock on a one-for-one basis.

Effective February 1, 2004, each outstanding share of Class B common stock will automatically convert into one share of common stock.  As of January 1, 2004, the Class B common stock had represented less than 1 percent of the Company’s outstanding equity, but had approximately 4.3 percent of the combined voting power of the Company’s combined stock. Class B shares are entitled to ten votes whereas shares of Keane common stock are entitled to only one vote on matters submitted to shareholders for vote.

The conversion of Class B common stock, along with other corporate governance policies is intended to enhance shareholder participation.  Information on Keane’s corporate governance practices is available on the Internet at www.keane.com/investors.

About Keane

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada, and India.  Information on Keane is available on the Internet at www.keane.com.

# # # #